Mining Lease

      THIS MINING LEASE (hereinafter referred to as the "Agreement") is made effective this 18th day of March, 1996 (hereinafter referred to as the "Effective Date") between Island Investment Corp., a Nevada corporation qualified to conduct business in the State of Colorado, or its nominee, whose address is 1717 [Illegible] (Island or its nominee hereinafter referred to as "lsland") and Charles R. Rugg and Cindy McCollum (McCollum being the Lessor/optionor as to the Mascott Lode claim only), whose address is P.O. Box 790, Nederland, Colorado 80466 (hereinafter referred to as "Rugg").

                                    Recitals

      Rugg owns certain patented lode mining claims and other interests in property situated in Boulder County, Colorado, (the "Property") which claims and interest are more fully described in Exhibit A to this Agreement. Island desires to lease the Property from Rugg, and Rugg is willing to lease the Property to Island, on the terms and conditions herein specified.

      NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the sufficiency of which are hereby acknowledged, the parties agree as follows:

      "Anniversary Date" shall mean March 18th occurring in each year subsequent to the effective date of this Agreement, so long as this Agreement shall continue in force and effect. "Monthly Anniversary Date" shall mean the 18th day of each Lease Month.

      "Lease Year" shall mean the twelve (12) month period of time commencing upon the effective date of the Agreement or annually thereafter on the Anniversary Date thereof, as the case may be, and continuing through the last day prior to the next occurring Anniversary Date.

      "Minerals" shall mean any and all minerals, or materials of every kind and character whatsoever, except oil, gas and associated liquid or gaseous hydrocarbons, whether surface or sub-surface in, upon, under or which may be produced from the Property.

      "In Operation" shall mean that exploration, development, mining, milling or processing operations are occurring on the leased property or properties accessed by or through that structure known as the Mogul Tunnel, being all workings accessed through the Mogul Tunnel Portal, or other structures located or to be located on the leased ground. The word "occurring" as used in this section shall mean any month in which ore or waste materials are taken from the leased properties or through the Mogul Tunnel.

            1. Grant of Lease. Subject to the reservations, exceptions, exclusions, limitations, conditions, and other provisions contained in this Agreement, Rugg hereby grants and leases exclusively to Island, its successors and assigns, all rights (including but not limited to the rights set forth below in this Section 1), titles, interests, and estates now owned or hereafter acquired by Rugg in and to the Property for the purpose of exploring, developing, working, mining, milling, beneficiating, concentrating, extracting, leaching, treating, smelting, refining, storing, removing, transporting, and selling or otherwise disposing of any and all minerals situated on, in, or under the Property or other lands, to have and to hold for the term set forth in
Section 27 below.

      The grant made in this Section 1 includes, but is not limited to, the rights to:

                  a. explore for, develop, work, mine, mill, beneficiate, concentrate, extract, leach, treat, smelt, refine, store, remove, transport, and sell or otherwise dispose of all minerals collectively referred to as "work" situated on, in, or under the Property, and including minerals contained in existing dumps or stockpiles on or in the Property, performing such work in any manner deemed necessary or convenient by Lessee;

                  b. mine the Property by such methods and in such manner as Island shall elect, including but not limited to stripping, open-cut, open-pit, pit, shaft, underground, block caving, solution, or other methods heretofore known or hereafter developed, including the right to store or to dispose of minerals, water, waste, or other materials, whether produced from the Property or other lands, on or in the Property, in accord with laws and regulations governing such activities;

                  c. place and use excavations, openings, shafts, ditches, flumes and drains on or below the surface of the Property, and to construct, erect, install, maintain, repair, use, replace, or remove roads, haulageways, buildings, structures, machinery, equipment, and facilities of any nature whatsoever, both on or below the surface of the Property as necessary or desirable to effectuate the purposes hereof, including, but not limited to roads, haulageways, trackage, conveyors, pipelines, crushers, mills, concentrators, leach pads, treatment facilities, smelters, refineries, and other processing facilities, water, fuel, power, and communications facilities, storage facilities, stockpiles, waste piles, tailings ponds, settling ponds, dams, sump pits, flumes and sluices, loading and shipment facilities, offices for the conduct of operations hereunder, residences for persons employed in the accomplishment of the purposes hereof, and other ancillary and support facilities as may be allowed by law and regulation, and use of all water and water rights owned by Lessor and appurtenant to the Property if the same exist;

                  d. occupy and use the Property as described in this Section 1 in connection with or in support of operations conducted by Island on lands other than the Property, including other patented and unpatented lands whether or not adjacent or contiguous;

                  e. reclaim the Property in conformance with the provisions of this Agreement;

                  f. take any and all other actions which are deemed by Island to be necessary or desirable in connection with or in support of operations under this Agreement; and

                  g. to utilize any and all rights of Rugg in and to the Mogul Tunnel and Mogul Tunnel portal area and/or the Swarthmore Tunnel and Swarthmore Tunnel portal area as may have been acquired by Rugg by deed, quiet title action or adverse usage and occupancy, and as listed in Exhibit A, the "Property."

            2. Surface Uses Reserved. Rugg reserves the right to enter the surface of the granted property for the purpose of hiking and horseback riding, including specifically the right of Cindy McCollum or her assigns to lead commercial or personal trail rides on Spencer Mountain outside of the area of actual mining operations which might present a mining safety hazard to man or horse. Such reserved rights shall be in addition to the right of inspection reserved herein, and such reserved rights shall terminate upon exercise and closing of the purchase option granted herein.

            3. Mining Rights and Access. During the term this Agreement is in effect, Island shall have free and unrestricted access to the Property and shall have the exclusive right (subject only to Rugg's rights as reserved herein) to enter upon and occupy the Property for all purposes reasonably incident to exploring for, developing, mining (by underground mining, surface mining or any other method, including any method hereafter developed), extracting, milling, stockpiling, storing, processing, removing and marketing therefrom all ores, minerals and materials of every nature or sort (which ores, minerals and materials are herein designated as Mineral Substances"), including the right of placing, constructing, maintaining, using and, thereafter, removing such structures, facilities, equipment, roadways, haulageways and other improvements as may be necessary, useful or convenient for the full enjoyment of all of the rights granted to Island herein. Island shall also have such rights with regard to the cross-mining rights granted in Section 4 below.

            4. Cross Mining. Island is further granted the exclusive right of producing, depositing, treating, stockpiling or transporting Minerals in and upon the Property and of mining ores, minerals, materials, waste and overburden from the Property or from other lands and the right of mining and removing of such Minerals from the Property or from other lands through or by means of shafts, openings or pits which may be made in or upon adjoining or nearby property. Island's operations hereunder, and its mining of adjoining or nearby lands, may be conducted upon the Property and upon such other lands as a single mining operation to the same extent as if the Property and all such other properties constituted a single tract of land. The cross mining rights granted herein shall specifically include the right to utilize the Mogul Tunnel and the Mogul Tunnel portal area, together with any and all Interest of Rugg in and to the Swarthmore Tunnel or portal area, and all workings now or in the future accessible through the Mogul Tunnel, subject to termination or continuation as hereinafter provided.

            5. Commingling. Commingling of ores from the Mogul Tunnel with ores extracted by means of exercise of the cross mining rights, or other ores of Island or any other entity, shall not be allowed absent a signed written agreement between the parties establishing an agreed method for measuring, sampling and weighing the ores prior to commingling.

            5. Representations and Warranties. Rugg makes the following representations and warranties effective the date hereof:

                  a. With respect to any portion of the Property listed in Exhibit A comprised of fee land or patented mining claims, Rugg represents and warrants that Rugg is the sole owner and has the exclusive possession thereof, and has good and merchantable title to such property, including the surface and mineral estates, free and clear of all claims, liens, title defects or encumbrances, subject only to those matters specifically set forth in Exhibit A, if any, or as specifically limited below. "Free and clear of all claims, liens, and title defects" as used in this sub-section, and as the same governs Rugg's obligation to defend title, shall be limited to such claims or title defects which are material in nature, meaning those having the ability to substantially impair Rugg's ability to deliver title to Island or to impair Island's ability to conduct mining operations hereunder free of the claims of others which would impair the ability to mine or to take possession of minerals mined. Rugg makes no warranty or representation as to any liens or encurnbrances created by or through Thames

Hartley or Durango Metals, Inc., whether choate or inchoate: Rugg makes no warranty with regard to any claims by others of extralateral rights in the Property which might in the future be asserted, and makes no warranty with regard to the Mascott lode claim, this to which was acquired in 1995.

                  Rugg represents that he has the lawful right to lease the property and will defend at his own expense (except as may be limited or otherwise agreed herein) such title and peaceable enjoyment by Island of the estate granted herein, against all claims which might be asserted which would or could substantially impair the ability of Island to explore, develop or mine the Property, or to take possession of minerals mined from the Property.

                  b. Within ten (10) days after the execution hereof, Rugg shall deliver to island all title information in Rugg's possession. Within one hundred and twenty (120) days after the execution hereof, Rugg shall deliver to Island a lessee's title insurance policy in the name of Island in the amount of $1.5 million, if such coverage is available through Commonwealth Land Title Insurance Company or other regular commercial sources within Boulder County, Colorado. If such coverage is unavailable the parties shall obtain such a title insurance policy from some other agreed source. Prior to paying the policy premium thereon, Rugg shall deliver a copy of the title commitment to Island for examination ("title commitment delivery").

                  If Island finds that there are material or substantial defects which would impair its ability to explore, develop and mine the Property, its remedies in addition to any other legal or equitable rights it may have to cure title defects in its own steed and/or its own name shall be as follows:

                  a. To request Rugg cure those defects of title which might be curable without legal action; and/or

                  b. To request Rugg to file a quiet title suit to eliminate material and substantial defects to the title to which a claim to cure may exist, the costs and expenses of such quiet title suit (including attorney fees) to be advanced by Island, with all of such costs advanced subject to offset against the Purchase Price in the event of the exercise of the Purchase Option granted herein: and/or

                  c. To propose to Rugg an equitable adjustment of any and all terms in this Agreement, and if the parties fail to agree to such equitable adjustment, than Island shall have the option to elect to terminate this Agreement subject only to any accrued obligations hereunder, including any obligation to make Guaranteed Payments, the monthly payments, and its other accrued obligations, specifically including the reclamation obligation.

                  The parties specifically state and agree that Rugg and his family predecessors have controlled the Property (except the Mascott Lode claim) for such an extensive period of time, and paid property taxes for such an extensive period of time, that in all likelihood material and substantial defects, if any, would be curable by quiet title action. If Island is continues to be dissatisfied with the Rugg title after the conclusion of any quiet title action, it may elect to terminate this Agreement pursuant to option C above.

                  d. There are no pending or threatened actions, suits, claims or proceedings with respect to the Property, other than that certain lawsuit entitled Durango v. Rugg (Case No. 94 CV 1470, Boulder District Court) which lawsuit the parties have this day stipulated to dismiss with prejudice.

                  Said litigation concerned, inter alia, a certain predecessor lease from Rugg to Durango Metals, Inc. of 31 of the patented claims included in the Property, which lease has been terminated pursuant to a certain "Novation Agreement" attached hereto as Exhibit B.

            7. Title Defects. In the event of adverse claim or claims or defects of title affecting all or a portion of the Property, Island may, all at its own expense, take immediate steps to defend against such claim or claims until such adverse claim or claims is or are judicially or otherwise fully settled and determined or such defects are otherwise cured, in which effort Rugg shall cooperate fully, Island may, without affecting Rugg's obligations under the preceding sentence, at Island's sole election, take steps to cure such defects. Island will advise and consult with Rugg with regard to steps it may propose to take to cure any title defect, including, but not limited to, bringing a quiet title suit, if necessary, in the name of Rugg and/or Island.

            8. Lesser Interest. It Rugg owns a lesser interest in the Property, or any part thereof, than the entire and undivided fee simple estate, then the Guaranteed Payments, payments of Production Royalty and other consideration herein provided for shall be paid Rugg only in the manner in which it is equitably adjusted, which may include payment only in the proportion which its interest bears to the whole and undivided fee simple estate in the Property.

                  There shall be no reduction in the amount of production royalty paid unless Rugg has a lesser interest in the particular claim from which ores or Minerals were produced. The parties agree that the Purchase Price stated in the Option to Purchase shall not be proportionately reduced in consideration of the one hundred and twenty (120) day title examination period provided for, and the fact that the Purchase Price has not been made the subject of a inflation adjustment during the Lease Term.

            9. Use of Water. Island shall have the right to use, in operations hereunder, any and all wells, ditches, drains, and reservoirs on or presently serving the Property, and may use the water and water rights on and appurtenant to the Property to the same extent as Rugg might do, or has the legal, equitable or other right or opportunity, to do. Island may construct and maintain water lines and water systems useful in its operations anywhere upon the Property. Rugg makes no representation that water rights exist which are appurtenant to the Property.

            10. Operations

                  a. During the term of this Agreement. Island shall have free and unrestricted access to the Property, for purposes granted in this Agreement or specified in Section 1.

                  b. Island shall conduct all operations on the Property in a good and minerlike manner and in accordance with generally accepted industry practices as understood by Island. All decisions with respect to exploration, development, and mining of the Property and the selling of ores, minerals, concentrates, or other products from the ores, minerals, concentrates, or other products from the Property, including all decisions regarding the commencement, suspension, resumption, or termination of any operations, shall be made by Island in its sole discretion. Island may sell ores, minerals, concentrates, or other products, and may stockpile ores, minerals, concentrates or other products for any length of time before selling the same. There are no covenants or agreements regarding these matters other than those expressly set forth herein, subject only to the obligation to continue making monthly payments and or Guaranteed Payments as provided for herein.

                  c. Island shall substantially comply with all applicable laws and regulations governing its operations on the Property, and in effect as of the execution date of this Lease Agreement, specifically including the Colorado workmen's compensation law, if applicable, and reclamation and water quality laws. If this Agreement is inconsistent with or contrary to any such law or regulation, the law or regulation shall control and this Agreement shall be deemed to be modified accordingly. Island shall keep Rugg advised on a regular basis of its efforts to obtain permits for the Property, and to address compliance issues, if any, as they arise, or with respect to any new or revised or reissued law or regulation or binding interpretation of any existing law or regulation in a manner which changes or modifies the same, and its efforts to address such new law or regulation, and to continue lease operations.

                  d. As a special operational covenant, the panics agree that Thames Hartley and J. Wayne Tatman shall not be entrusted with or perform operational responsibilities or tasks at or within the Mogul Mine. Island further agrees that it shell not attempt to circumvent this special covenant by contract, agreement, the creation of new business entities or any form of subterfuge. Rugg agrees that Thames Hartley may function at the Mine in an advisory role for the first ninety (90) days after the execution hereof, which period shall be known as the "transition period," but not thereafter. After the transition period, Hartley and/or Tatman shall have no operational responsibilities at the Mogul Mine site.

            11. Governmental Approvals.

                  Island shall be solely responsible for obtaining any and all licenses, permits, and other approvals required by any federal, state, or local governmental entity which are applicable to operations under this Agreement; provided, however, that (a) Rugg in good faith shall give such consents to Island's proposed operations as may be required before a governmental entity will issue a license, permit, or other approval to Island and (b) Rugg, when reasonably requested to do so by island, shall support the proposed operations of Island and otherwise assist Island in its efforts to obtain approval of its proposed operations, specifically including approvals required by Boulder County, or any other unit of any local government. If and when Rugg, at the request of island, supports the proposed operations of Island or otherwise assists Island in its efforts to obtain approval of its proposed operations, Island shall have no obligation to reimburse Rugg for all out-of-pocket costs incurred by Rugg in so supporting the proposed operations of Island or otherwise assisting Island in its efforts to obtain approval of its proposed operations, provided island is in operation under the terms of this Lease or its exercised option to purchase the Property.

            12. No Implied Covenants. The parties expressly agree that no implied covenant or condition whatsoever shall be read into this Agreement relating to the exploration, development, mining of the Property or processing Mineral Substances from the Property or the time therefor, or to any operations of Island hereunder or to the measure of diligence thereof.

            13. Payment of Taxes and Encumbrances. Island shall pay when due and before delinquent all taxes required by this Agreement to be paid by Island, specifically including property taxes for the year 1996 payable in 1997, and all personal property taxes for equipment or fixtures installed by Island or its predecessor Lessee upon the Property. Island shall furnish Rugg with receipts or other evidence of such payments. If at any time during the term of this Agreement it appears that any one or more third parties may have a claim against the Property by reason of any tax, mortgage, or other lien (other than back taxes, mortgages or liens created by the predecessor Lessee, Durango Metals, Inc. or Thames Hartley, for which Island agrees to be responsible) Island may pay any past due payments and shall be subrogated to all rights of the holder against Rugg.

                  If Island makes any payments to one or more third parties as a result of any tax, mortgage, or lien, either by way of contract, settlement, compromise, pursuant to final judgment of any court of record, which item was created by or otherwise the direct responsibility of Rugg, Island shall recover from Rugg or from any payments thereafter to become due to Rugg hereunder the amount of any payment and all costs, expenses (including reasonable attorney fees), and interest at the prime rate then applicable incurred by Island in connection with the tax, mortgage or lien created by or the direct responsibility of Rugg.

            14. Voluntary Termination by Island. Island shall have the continuing right to terminate this Agreement with respect to all of the Property at any time without further obligation, except for those obligations which have accrued as of the date of termination (specifically including the Guaranteed Payments, the monthly payments, and reclamation and other obligations), and to relinquish and surrender all of the Property to Rugg, by giving Rugg written notice thereof. If this Agreement has been terminated with respect to all or a portion of the Property, Island shall release or quitclaim to Rugg all of its rights with respect to such terminated interests, as provided in the Section entitled "Evidence of Release."

                  The parties specifically agree that upon termination, the cross-mining rights granted herein, and Mogul Tunnel and portal usage rights, shall terminate. The development of adjacent or other property pursuant to exercise of the cross-mining rights hereunder shall not be deemed to create claims or rights to access that theretofore did not exist, or which came into existence only pursuant to the exercise of rights under this Agreement, subject to the following exception to termination:

                  In the event that this Agreement remains in effect for a minimum period of five (5) years, with all payments due thereunder made on a regular basis, and should this Agreement thereafter be terminated, Island shall retain a non-exclusive right to pass across or through the leased Property and to utilize the Mogul Tunnel, Swarthmore Tunnel, and associated workings for haulage purposes upon a monthly payment to Rugg of a haulage fee of Two Thousand Dollars ($2,000.00) per month, which haulage fee shall escalate on an annual basis by One Hundred Twenty-Five Dollars ($125.00) per month, said new monthly rate to take effect on an annual basis in the month following the annual anniversary of termination, said charge to be paid to Rugg on a monthly basis within fifteen (15) days after the monthly anniversary of termination. "Non-exclusive" as used herein shall mean a right to pass through the Mogul Tunnel, Swarthmore Tunnel, and associated workings together with Rugg or his lessees or optionees, if any, including, at the election of Rugg or his successors, to share the use and maintenance costs of the rail haulage line on a pro-rata basis tied to usage. This section shall survive termination of this Agreement if this Agreement remains in effect for a minimum five (5) year period, and shall terminate upon the failure to make two consecutive monthly payments of the haulage charge thereafter, or upon the cessation or abandonment of the use of the Mogul Tunnel.

            15. Termination by Lessor. Failure by Island to perform or comply with the express terms and provisions of this Lease, including provisions concerning timeliness of payments, shall not automatically terminate this Lease or any sublease hereunder, nor render the Lease null an void; but in the case of such default, Rugg may notify Island in writing specifying the nature and particulars of such default, and Island shall have a period of ninety (90) days after receipt of such notice or, if contested by Island, after entry of a final judgment adverse to Island by a court of competent jurisdiction, in which to commence efforts to cure such default which shall be diligently pursued in good faith and, except as otherwise provided herein, if such default shall not have been cured within such time, Lessor may terminate this Lease, except that with regard to Island's failure to make a Monthly Payment or Guaranteed Payment when due, the period for cure after receipt of written notice by Rugg shall be thirty
(30) days.

                  It shall be deemed that Minerals are being mined and that Island is in operation and not in default under the terms of this Lease if mining operations or other required activities are suspended or are prevented or prohibited by law, ordinance or other governmental regulation, restraint or court order, by inability to obtain permits or licenses, by scarcity or inability to obtain equipment, material, power, fuel or favorable market for the Minerals, by strike.

lockout or industrial disturbance, by failure of carriers to transport or furnish facilities for transportation, by operation of force majeure (including, without limitation, lightening, earthquake, fire, storm, flood, washout), by breakage or accident to machinery or facilities, or by any cause beyond Island's control; provided, however, that Island shall exercise reasonable diligence to resume mining operations. This Section shall not suspend Island's obligation to make monthly payments or any Guaranteed Payment during periods when Operations are suspended.

            Upon final termination of the Lease, Island shall surrender possession of the Property to Rugg and shall execute and deliver to Rugg a recordable written release of all of Island's right, title end interest in this Lease.

            16. Island's Liability Following Termination. Upon termination of this Agreement, Island shall be under no further liability to Rugg as a result of Island's activities on the Property or as a result of the terms of this Agreement from and after the date of such termination, except for liabilities and obligations to Rugg accrued prior to the date of such termination and Island's obligations hereunder arising upon termination as a result of operations upon the Property by Island, but only by reason thereof.

            17. Worker's Compensation and Other Laws. Island shall observe and comply with all applicable federal and state laws and mine safety regulations and shall insure and keep insured all persons employed by Island under the provisions of the Workmen's Compensation Law or equivaIent law of the State in which the Property is situated.

            18. Compliance with Insurance. Island shall procure such insurance, including comprehensive general liability insurance, on the Property, or on any portions of the surface and sub-surface which Island is using, as in its sole judgment is adequate, but in no case less than combined total coverage limits of $500,000 per person, $1,000,000 per incident for bodily injury, and $1,000,000 for property damage for each incident or accident, to which policy or policies Rugg shall be a named co-insured, and provided on a regular basis with copies of a certificate of insurance so stating, beginning no later than twenty (20) days after the execution hereof.

            19. Inspection. Rugg or its authorized agents shall have the right, on a semi-annual basis during the term of this Agreement (being no more often than twice during any Lease Year), and after forty-eight (48) hours written notice, to enter upon and inspect the Property and all underground workings thereof and structures thereon, and to make any survey Rugg may deem necessary, either for the purpose of checking the amount of ore mined or for an examination of the physical condition of the Property and workings and the manner and conduct of the mining operations, and for the purpose of taking samples or specimens of any ore or material produced therefrom. For the purpose of such semi-annual inspection and sampling, all hoists, ladderways and other means of ingress and egress shall be open to Rugg or its authorized agents during all ordinary working hours. Rugg shall also be authorized to enter and to inspect any areas developed as a result of exercise of the cross-mining rights granted herein. Rugg and his agents may enter the mine at their own risk, and Island shall offer its reasonable cooperation in conducting such inspection.

                  Any additional rights of entry and inspection shall be dependent upon the existence of a dispute between the parties regarding the payment of royalty or the operation of the mine pursuant to the terms of this Agreement. In the event of such dispute, Rugg shall request entry in writing, and Island shall arrange inspection at such reasonable time(s) as may be required, and at such places as may be necessary, for the resolution of such dispute, including, if necessary to such resolution, measuring, surveying or sampling as Rugg may conduct at its own expense.

            20. Taxes. Rugg shall pay when due all general and ad valorem taxes levied and assessed against, upon or measured by Advance Royalty or Production Royalty payments to Rugg. Island shall pay when due all taxes lawfully assessed and levied against improvements and equipment placed upon the Property by Island, upon production from the Property except such portions thereof as are payable for Production Royalty paid to Rugg and upon other rights, property and operations of Island; provided, however, that nothing contained herein shall impose upon either party any obligation to pay any taxes levied or assessed against the other party in the nature of an income tax.

            21. Liens. Island shall promptly pay all wages due its workmen and employees and pay for all materials and supplies furnished for its mining operations hereunder and shall defend and protect Rugg from and against all claims, liens and liabilities which may arise as a result of Island's failure so to do. In the event that any mechanic's, materialmen's or laborer's liens may arise and are filed against the Property as a result of Island's operations hereunder, Island shall take reasonable steps to promptly and diligently obtain the discharge thereof.

            22. Indemnity. Island shall indemnify and save harmless Rugg from and against any and all claims, demands, suits or causes of action in law or equity for damages and injuries occurring on or about the Property and arising solely and directly out of Island's negligence.

            23. Guaranteed Payments and Monthly Payments.

                  a. Guaranteed Payments. Concurrently with the execution of this Agreement, Island shall pay Rugg the sum of Twenty Five Thousand Dollars ($25,000.00). An additional Twenty Five Thousand Dollars ($25,000) shall be held in escrow by Island's law firm, and released to Rugg upon the delivery to it by Rugg of the title commitment. On the third (3rd) monthly anniversary of the effective date of this Agreement, Island shall pay Rugg the sum of Fifty Thousand Dollars ($50,000.00), which three initial payments of a total of One Hundred Thousand Dollars ($100,000) are guaranteed, and which shall not be terminated or waived by the termination of this Agreement.

                  If this Agreement is in effect as of the sixth (6th) monthly anniversary date, or any monthly anniversary date thereafter when the Mogul Mine is in operation (but no later than the eighteenth monthly anniversary date), Island shall make an additional payment of Fifty Thousand Dollars ($50,000.00) to Rugg. Island shall be under no obligation (and Island does not guarantee) to make this third (3rd) payment of Fifth Thousand Dollars

($50,OOO.OO) if this Agreement is terminated prior to eighteenth (18th) monthly anniversary date, having not resumed Operations within the Mogul Mine since prior to the sixth (6th) monthly anniversary date. Nothing herein shall suspend the obligation to make Monthly Payments as herein provided while this Agreement remains in effect.

                  The parties agree that Rugg shall, from the proceeds of the first Twenty Five Thousand Dollars ($25,000.00) payment identified above, pay the chaining charges and search fees associated with preparing the title commitment provided for in Section 6 above, and shall pay the policy premium of the Lessee title insurance policy also provided for in such section. In the event that Island determines that there exist material and substantial defects in Rugg's title which do or could impair its ability to mine, and which defects Rugg cannot cure without benefit of a quiet title suit as provided for in
Section 6, Island shall, if Rugg so requests, advance all of the costs and expenses of such quiet title litigation, with the amount of such advances to be offset as a credit against the Purchase Price in the event of the exercise of the Purchase Option.

            b. Monthly Payments. Beginning on the effective date hereof, and on every monthly anniversary date thereafter during the term of this Agreement, Island shall pay to Rugg the minimum monthly amount ("the

Minimum Monthly Payment") of Two Thousand Dollars ($2000.00), provided that during each and every lease month when the Property is in Operation, including operations on other properties pursued in the exercise of Cross-Mining rights granted herein, the required payment ("Operating Monthly Payment" in the nature of Advance Royalty) shall be Five Thousand Dollars ($5000.00). If upon the monthly anniversary date only the Minimum Monthly Payment was made, and Operations subsequently commence during Lease month, the remainder (being Three Thousand Dollars ($3,000.00) of the Operating Monthly Payment shall be remitted to Rugg within ten (10) business days after such commencement.

                  The Operating Monthly Payment shall be paid to Rugg in months when Operations are conducted on other properties pursuant to the Cross Mining rights herein granted. The applicability of the Operating Monthly Payment to operations conducted on other or adjacent properties through the Mogul Tunnel facilities shall be in lieu of any haulage payment or royalty for such operations under the cross mining rights granted herein. Nothing hereunder shall be deemed to require the payment of production royalty for production from other or adjacent properties under that certain Section of this Agreement labelled "Production Royalty".

                  The parties agree that the Minimum Monthly Payment shall be a minimum holding cost, and shall not be credited as advance royalty to be offset against future amounts of production royalty which might thereafter become due. During any lease month when the Operating Monthly Payment of (Five Thousand Dollars) $5,000.00 is paid (including a late commencement payment as provided for above), said amount shall be credited as advance royalty, and available for offset against future production royalties which may become due.

                  In the event that the purchase option herein is exercised, all amounts paid to Rugg as Operating Monthly Payments or as Production Royalty under the section governing Production Royalty, shall be cumulated, and available for offset against the Purchase Price at Closing, and may cumulate to the extent of the full Purchase Price, as the case may be.

            24. Records. Island shall keep books and accounts showing the amount of ores extracted from the Property, the amount of ores shipped, sold or treated, and the amount of money received from the sale of the ore. Island shall keep similar records for properties mined utilizing cross mining rights granted herein.

                  Island shall keep accurate maps of all drifts, crosscuts, raises, slopes and other workings created by Island during its operations for the Property under this Agreement, and shall mark on such maps any geological findings which may be significant with regard to future mining or development of the Property or the calculation of production royalty.

                  Island shall keep records and maps of its core drilling, longhole drilling, sampling, channel sampling and other test or assay results obtained in or from within the Property. Island shall also maintain records of its milling of ores from the Property, including head, tail and concentrate assays from any milling facility used or controlled by it. Island shall also maintain and make available for inspection or review by Rugg smelter settlement sheets, shipping records, umpire assay results or like records related to ores or concentrates from the Property which are shipped to either a commercial or captive smelter or other buyer of any type for the purpose of verifying Production Royalty payments due.

                  Island shall also make available to Rugg at Rugg's expense legible full size copies of any underground or surface surveys performed in whole or part upon the Property.

            26. Inspection of Records. Island shall maintain true and correct records of all Minerals mined and sold from the Property, and Island shall permit Rugg to inspect, at Rugg's expense, the books and records of Island which are pertinent to the determination of the Production Royalty, at any reasonable time during normal business hours, provided such inspection is conducted by Rugg or by an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants, and provided such inspection does not interfere unreasonably with Island's operations or procedures.

            28. Confidentiality. Rugg agrees that all information developed or acquired as a result of activities by Island under this Agreement, including but not limited to information relating to mineral discoveries, ore reserves, mining methods, plans and production schedules and other information, including assays, cost and production cost, and all income and receipts, data, and information, and including the terms of this Agreement, shall be kept strictly confidential and shall not be released or made public (with the exception of Rugg's counsel and professional tax advisors) without Island's express prior written consent during such period that this Agreement is in effect; provided, however, that nothing herein shall be construed to interfere with any responsibility of Rugg to make reasonable disclosures required under applicable securities or other laws. In the event Rugg deems it necessary to make such disclosures for the reasons stated, Rugg agrees to provide advance written notice and reasonable opportunity to confer with Island no less than ten (10) days prior to making such disclosures, which request shall not be unreasonably refused.

            27. Term. Subject to Section 15 regarding termination and default, this Agreement shall continue in full force and effect for a period of ten (10) years from the Effective Date hereof. At any time during the initial ten year term hereof, Island, at its sole option, may elect in writing to extend this Agreement for a second ten (10) year term. Such election may be made at any time this Agreement is in good standing.

            28. Zoning and Land Use Reputation. If the Property should be or become zoned or otherwise regulated so as to prevent or restrict the operations contemplated by Island hereunder, or if any covenant so preventing or restricting such operations is found to apply to the Property, Island shall have the right to seek change thereof, in which event Rugg will cooperate with Island in obtaining such change. Rugg will not attempt to change the zoning or land use regulations presently applicable to the Property, if the change could prevent, restrict or adversely impact operations contemplated by Island. Rugg agrees to cooperate with and support Island in creating and maintaining good relations and support for mining the Property with all federal, state, and local governmental entities.



            29. Surrender of Possession on Termination. Upon termination of this Agreement for any reason, Island will surrender peaceable possession of the Property, and Rugg shill thereupon have the right to take full and complete possession thereof, subject to the rights of Island to go upon the Property for a period not to exceed six months for the purpose of removing and disposing of the machinery, equipment and supplies situated thereon and therein. Within a reasonable time after termination, Island agrees to provide Rugg with copies of all factual data generated by Island's activities on the Property prior to termination except as previously provided to Rugg; however, Island shall not be liable to Rugg for the completeness or accuracy thereof.



                  Upon such termination, Island shall not be obligated to leave any mine workings or openings in the Property, including ventilation openings, in any particular condition or state of repair, except with regard to the Mogul Tunnel as it existed on the date of execution, which shall remain open and unobstructed, or as otherwise required by law. Permission is specifically not granted here to cave or close the Mogul Tunnel as part of any reclamation plan absent exercise and Closing of the Purchase Option granted herein.

            30. Evidence of Release. In the event of termination of the Property, Island shall surrender peaceably to Rugg possession of such Property and shall, at the request of Rugg, record in the county where the Property is situated such documents as are necessary to release the Property from this Agreement. Island shall deliver to Rugg a copy of such instrument us recorded within fifteen (15) days after recording.

            31. Reclamation. Island shall reclaim the Property in accordance with local, state, and federal laws relating to reclamation of mined land. Prior to obtaining any necessary governmental approval of a reclamation plan for the Property, Island will submit such reclamation plan for review by Rugg, approval of which shall not be unreasonably withheld. The obligations set forth in this Section shall survive termination of this Agreement.

            32. Assignment. The rights of Island hereunder may not be assigned or transferred, in whole or in part, to Thames Hartley, Durango Metals, J. Wayne Tatmen, or to any entity under their direct control. Island Covenants not to use a subterfuge or device to evade the proscription of this non-transfer provision. Island shall have the right at any time, without consent, to assign or transfer its rights and interest; under this Agreement to a subsidiary or parent company or to a subsidiary of its parent company or to any affiliated company provided that such company execute and provide to Rugg written evidence of its acceptance of the terms hereof. No such assignment or transfer shall operate to enlarge the obligations or to diminish the rights of either party. No such change in ownership or interest shall be binding upon Rugg until the expiration of ten (10) days after Rugg shall have received satisfactory written evidence, in recordable form, thereof. The rights of Island hereunder and/or this Lease may otherwise be assigned with the Consent of Rugg, which consent will not be unreasonably withheld, which shall become effective upon written notice to Rugg, and shall thereafter bind the heirs, executors, administrators, successors, and assigns of the parties, provided and subject to such assignee's executing and providing to Rugg written evidence of its acceptance of the terms hereof.

            33. Encumbrances Non-Sale Transfers, and Sales.

                  a. Non-Sale Transfers. Any transfer or assignment of any interest in or subject to this Agreement shall be made expressly subject to this Agreement and shall require the transferee to assume and agree in writing to perform all of the obligations of the transferor under this Agreement as relate to the interest assigned. In case of transfer by mortgage or deed of trust, however, such assumption of obligations shall not be required, but should such mortgage or deed of trust be foreclosed, the purchaser on foreclosure shall take subject to this Agreement. No transfer shall be effective as between the parties until the first day of the next month following the delivery of the non-transferring party or satisfactory evidence of such transfer.

            b. Sales. Rugg may convey or sell part or all of the Property to a financially responsible buying party who agrees to be bound by the terms and conditions of this Agreement; provided, however, prior to sale Rugg shall first give sixty (60) days' prior written notice to Island of Rugg's desire to sell its interest. The notice shell specify the name of the buying party and the terms and conditions of the proposed sale. Within the sixty (60) day period, Island shall have the first right to purchase the interest being sold on the terms and conditions specified in the notice. If Island does not exercise such right within the sixty (60) day period, then Rugg may sell its interest on the terms and conditions specified in the notice within thirty (30) days after the expiration of the sixty (60) day period.

      34. Production Royalty. Island shall pay to Rugg a Production Royalty of five percent (6%) of the net smelter returns from all ores including crude ores concentrates, minerals, or other products shipped or removed from the Property and sold. As used herein, "net smelter returns" means the net proceeds of such ores, concentrates, minerals, or other products as shown by the liquidation sheets, settlement sheets, purchase sheets, or other evidences of receipt of payment furnished by the mill, smelter, ore buyer, or purchaser treating, purchasing, and paying for such ores and products, after allowing deductions for costs of sampling and assaying, including, umpire charges, freight costs to the smelter or other purchaser, smelting, refining, and other treatment costs, specifically excluding milling costs.

      35. Production Rovalty Definitions. As used in this Agreement, the words and phrases set forth below shall have the following meanings:

            a. "Concentrates" means the product derived from the Crude Ore after waste materials have been removed through leaching, milling or other beneficiation.

            b. "Crude Ore" means minerals mined and removed from the Property by Island that have not, except for sizing or crushing, been subject to further processing or concentration prior to "direct shipping" to a smelter or other purchaser.

            c. "Transportation Costs" means the expenses and charges actually incurred by Island in transporting the Crude Ore or Concentrates from the mine to the smelter, refinery or other place of processing and/or sale. Such expenses shall include, but not be limited to, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs and transportation taxes, but specifically not including transportation costs from the mine to a mill.

      36. Sales to Affiliate Smelters. Any smelter owned or controlled by Island or an Affiliate of Island shall be deemed to be a custom smelter for purposes of this Agreement, and the Net Smelter Returns from such ores, concentrates, and derivatives shall be computed and determined in accordance with usual custom smelting practices the same as if sold to such smelter by a third party, but Net Smelter Returns shall not be less than would have been realized by Island if such ores, concentrates, or derivatives had been sold to any smelter not owned or controlled by Island or an Affiliate.

      37. Payment of Production Royalty. All payments of Production Royalty shall be made on or before the twentieth (2Oth) day of the month following the calendar month in which payment is received for such ores, minerals, or other products. All royalty payments shall be accompanied by a statement indicating the amount of ores, minerals, concentrates or other products sold or processed and the computation of the royalty being paid. Upon request made by Rugg within three (3) months following payment of a monthly Production Royalty, Island will allow Rugg access to its production records for such quarter for Rugg's review and informal audit of such records. The time and place of such review and audit shall be determined by mutual agreement of the parties.

      38. Manner of Payment. All payments of Advance Royalty or Production Royalty due or payable to Rugg hereunder may be made by check or draft mailed or delivered on or before the due date to Rugg in the name of the person designated and at the address provided in the Section entitled "Notices."



      39. Royalty on Stockpiled Ore. If Island stockpiles any ores, minerals or other products on or off the Property for a period longer than three (3) consecutive months, Island shall pay Rugg a provisional royalty of three and one half percent (3.5%) of the amount which Island estimates in good faith would be due to Rugg as Production Royalty if such ores, minerals or other products wore sold in an arm's length transaction. When such ores, minerals, or other products are sold or processed by Island, Island shall pay to or recover from Rugg the difference between the provisional royalty paid to Rugg pursuant to this Section and the amount of Production Royalty determined as provided in
Section 39.

     40. No Liability for Metal Losses. Island may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process or upgrade the ores and concentrates produced from ores mined from the Property prior to sale, transfer, or conveyance to a purchaser, user, or consumer other than Island. Island shall not be liable for Production Royalties on such losses or for mineral values lost in such processing except for losses resulting from the bad faith or gross negligence of Island. Island shall be affirmatively obligated to attempt to maintain recovery ratios for precious metals which accord with generally accepted industry standards for milling and concentrating.

      41. Grant of Option. Rugg hereby grants to Island the sole, exclusive, and irrevocable option to purchase, at any time during the term of this Agreement, all right, title, and interest now owned or hereafter acquired by Rugg in and to the Property on the terms and conditions hereinafter provided, for a Purchase Price ("the Purchase Price") of One Million Five Hundred Thousand Dollars ($1,500,000.00). At Closing, Island may offset against the Purchase Price any accumulated payments of Production Royalty or Operation Monthly Payments as a credit against the Purchase Price

      42. Exercise of Option. Written notice of election to exercise the Option, accompanied by a certified check for One Hundred Thousand Dollars ($100,000.00), shall be sent to Rugg prior to the termination of this Agreement, in the manner provided in this Agreement for the giving of notice. The balance of the Purchase Price shall be paid at Closing, Closing to occur within thirty (30) days after the mailing of notice of exercise at the offices of Commonwealth Land Title Insurance Company, Boulder, Colorado 80302, or such alternate closing agent as may be designated by Rugg within Boulder or environs. Attached to the Notice shall be an accounting for Accumulated Advance Royalty and Operating Monthly Payments which Island proposes to offset against the Purchase Price.

      43. Conveyance of Title. Upon receiving the first payment and notice that Island intends to exercise the Option, Rugg shall promptly deposit in escrow with Commonwealth Title a special warranty deed sufficient in all respects to be entitled to recordation, conveying to Island the Property, with instructions to Commonwealth Title to deliver the deed to Island upon receipt at Closing of the remaining Purchase Price in the form of a certified check in accordance with the terms hereof for the account of Rugg. Rugg shall also promptly have prepared and delivered to island a title insurance commitment update covering the Property, bringing the Commitment current to date of closing, certified by a licensed title insurer, and shall deliver to Island after closing a paid policy of title insurance in the amount of the Purchase Price. The parties agree to cooperate in attempting to reduce the charges for converting the Lessee policy previously issued to an Owner's policy at Closing. Island shall not be heard to object to the title of Rugg except to the extent that Rugg be found to have conveyed, encumbered or caused defects in the title after the period provided for herein for the initial title examination by Island.

      44. Amendment. This Agreement shell not be altered, amended or otherwise modified except pursuant to an instrument in writing signed by both of the parties hereto.

      45 Attorney's Fees. In any litigation between the parties or persons claiming under them resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable Costs, expenses and attorneys' fees incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation or in connection with any appeals.

      46. Construction. The Section Titles used herein are for convenience of reference only and shall not be taken or construed to define or limit any of the terms or provisions hereof. Unless otherwise provided, or unless the context shall otherwise require, words importing the singular number shall include the plural number, words importing the masculine gender shall include the feminine gender, and vice versa.

      47. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      48. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the parties with respect thereto.

      49. Further Assurances. Each of the parties agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

      50. Governing Law. The interpretation, construction, performance and venue in regard to any matter arising out of this Agreement shall be governed by the laws of the State of Colorado. Jurisdiction and venue shall be in the First or Twentieth Judicial District in the State of Colorado to resolve any dispute involving the formation, existence, meaning, interpretation, application, or enforcement of this Agreement or any term or provision of this Agreement.

      51. No Waiver. The failure of either of the parties to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit either party's right thereafter to enforce any provision or exercise any right hereunder. A waiver of any provision of this Agreement shall not be effective unless in writing and signed by the party against whom it is to be enforced.

      52. Notices. All notices and other required communications ("Notices") to the parties to this Agreement shall be in writing, and shall be addressed respectively as follows:


                Island:        Bradley Campbell Carney & Madsen
                               C/O Earl K. Madsen or Timothy Campbell
                               1717 Washington Avenue
                               Golden, Colorado 80401 - 1994

                 Rugg:         Charles A. Rugg
                               P.O. Box 790
                               Nederland, CO 80466

        with a copy to:        Vranesh and Ralsch, LLC
                               C/O John R. Henderson
                               P.O. Box 871
                               Boulder, Colorado 80306

Notices shall be given (a) by personal delivery to the other party, or (b) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (c) by registered or certified mail, return receipt requested. All Notices shall be effective and shall be deemed delivered
(a) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (b) if by electronic communication on the next business day following receipt of the electronic communication, and (c) if solely by mail three (3) business days after mailing. A party may change its address by Notice to the other party.

      53. Recording of Agreement Permitted. This Agreement may be recorded in the real property records of the county in which the Property is located by either of the parties.

      54. Rule Against Perpetuities. As to any provision in this Agreement, the parties hereto do not intend that there shall be any violation of the rule against perpetuities or any related rule. If any such violation should inadvertently occur, it is the intent of the parties hereto that the appropriate court shall reform the provision in such a way as to approximate most closely to the intent of the parties hereto within the limits permissible under such rule or related rules.

      55. Severance of Provisions. If any clause or provision of this Agreement or application hereof shall be determined to be invalid or unenforceable, for any reason, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

      64. Short Form of Agreement. At the request of island, a form of this Agreement omitting the financial terms hereof may be recorded in lieu of recordation of the full agreement. Such election shall be made within five (5) days after execution.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                /s/Charles R. Rugg
                                ---------------------------------------
                                   Charles R. Rugg

                                /s/Cindy mcCollum
                                ---------------------------------------
                                   Cindy McCollum




                                 ISLAND INVESTMENT CORP.



                                 By: /s/  Earl K. Madsen
                                          --------------

STATE OF COLORADO
                    ss.
COUNTY OF BOULDER


      The foregoing instrument was acknowledged before me this 18th day of March, 1996, by Charles A. Rugg and Cindy McCollum.

      WITNESS my hand and official seal.

                                         /s/ Doris F. Drager
                                         -------------------
                                         Notary Public
NOTARY
SEAL                                     My Commission Expires: August 30, 1999

STATE OF COLORADO
                    ss.

COUNTY OF BOULDER


      The foregoing instrument was acknowledged before me this 18th day of March, 1996, by Earl K. Madson, on behalf of Island Investment Corp.

                      WITNESS my hand and official seal.



                                         /s/ Doris F. Drager
                                         ------------------
                                         Notary Public
NOTARY
SEAL                                      My Commission Expires August 30, 1999

                                  MOGUL CLAIMS
Claim                                                        MINERAL SURVEY NO.
-----                                                        ------------------

Gold Fleece #1. only that portion
which is south of Middle Boulder Creek                           13305 Amended
Gold Fleece #2 (less part sold)                                  13305 Amended
Gold Fleece #3 (less part sold)                                  13305 Amended
Protection #1                                                       12791
Protection #2                                                       12791
Protection #3                                                       12791
Swarthmore #1 (part)                                                18349
Swarthmore #2                                                       18349
Red Bird Lode                                                       11568
Gold Dust Lode                                                      12355
Little Stranger Lode                                                13119
Bobtail Lode                                                        12557
Grover Cleveland Lode                                               12161
Clara Lode                                                          12791
Enterprise Lode                                                     12557
Enterprise Extension Lode                                           12545
Arapahoe Jim Lode                                                   18628
Memphis Lode                                                        12941


                                                                    Mogul claims
March 18, 1996                                                       PAGE 1 OF 3
                                    EXHIBIT A

Southern Boy Lode                                                   12545
Uncle Sam Lode                                                      11568
Sommerset Lode                                                      12160
Village Bell Lode                                                   12381
Bird's Neat Lode                                                    12060
Virginia Lode                                                       12686
Satilla Lode                                                        13096
Mendota Lode                                                        15679
Mary Jane Lode                                                      12636
Gold Coin Lode                                                      12689
Mary EE Protection #1                                               12113
1/2 Mogul Lode                                                      14175

Lady Alice a/k/a Lady Allis (less part sold,
        and less 50' x 150' Tract)                                  12786

                                  MCCOLLUM CLAIM
Mascott Lode (.9 ac/more or less)                                    M.S. 11959

                                 UNPATENTED CLAIM
"Merle C" Lode Mining Claim          Film 2052                    R.N. #01518100


                                                                    Mogul claims
March 18, 1996                                                       PAGE 2 OF 3
                                    EXHIBIT A

                    EASEMENT FOR DUMP PURPOSES OVER TOWN LOTS
                               ENCUMBERED BY DUMPS

      Any and all parts of Blocks 12, 18, and 19, town of Eldora, as may now or hereafter be owned by Rugg, and now covered or encroached upon by Mogul Tunnel Mine dumps, including an additional area extending twenty-five (25) feet north from the toe of such dumps as they now exist (but such additional area not including the bed of Boulder Creek or any road presently existing). The area of this easement may be surveyed by Island at its cost, and Rugg agrees to amend this description to conform to such a true survey. Upon exercise end Closing of the Purchase Option, the area described shall be made the subject of a permanent easement grant for mining, milling, mine dump, haulage, storage, and related purposes.

All subject to exceptions or reservations contained in the respective U.S. mineral patents end easements of record together with any and all veins, lodes and mineral deposits now owned or hereafter acquired by Rugg extending from or into, or contained in, the above mining claims and properties, all ores and minerals therein, whether now owned or hereafter acquired by Rugg, all rights, title and interest of Rugg, now owned or hereafter acquired, in and to the surface and sub-surface hereof, all water, water rights, easements, and rights-of-way now or hereafter owned or held by Rugg if any, in, upon or under, the above mining claims and properties, or in any way pertaining thereto, and all tenements, hereditaments and appurtenances thereof, all of the above described mining claims and all other property, rights and interests of Rugg set forth hereinafter collectively are called the "Claims," together with any and all rights of Rugg in and to and to use the Mogul Tunnel and/or the Swarthmore Tunnel, whether through deed, gift, devise, adverse or open and notorious use legal action, quiet title action or otherwise, together with the hoist, headframes and buildings on the Birds Nest mine, which shall be subject to this agreement.

                                                                    Mogul claims
March 18, 1996                                                       PAGE 3 OF 3
                                    EXHIBIT A